Exhibit 10.17

                  Interstate Energy Corporation (d/b/a Alliant)
                           Long-Term Incentive Program
                                 Revised 7/1/98


   ESTABLISHMENT OF PROGRAM SPECIFICATIONS:

      These specifications have been established to govern the Long-Term Incentive Program for eligible employees of Interstate Energy Corporation (d/b/a Alliant). These specifications work in conjunction with the WPL Holdings, Inc. Long-Term Equity Incentive Plan adopted on January 23, 1994. If there are any differences between these specifications and the plan document, the plan document will be followed in determining employee benefits.

   PURPOSE OF THE PROGRAM:

      The purpose of the Program is to promote the success and enhance the value of the company by linking the personal interests of participants to those of company shareowners, and by providing participants with an incentive for outstanding performance. The Program is further intended to provide flexibility to the company in its ability to motivate, attract, and retain the services of participants upon whose judgment, interest, and special effort the successful conduct of its operation largely is dependent.

   PROGRAM STRUCTURE:

      The Program will consist of a combination of stock options and performance shares.

   ELIGIBILITY AND PARTICIPATION:

      Persons eligible to participate in this Program include all active executive employees of Interstate Energy Corporation as determined by the Compensation and Personnel Committee. Subject to the provisions of the Plan, the committee may, from time to time, select from all eligible executive employees, those to whom awards shall be granted and shall determine the amount of each award.

   GRANT FREQUENCY:

      It is anticipated that stock option grants will be made annually for Directors and General Managers. Assistant Vice Presidents on up will receive three years worth of grants up front.

      It is anticipated that performance share grants will be made annually.

      Initial grants will be made on July 1, 1998.

   TYPE AND PRICE:

   Stock Options: Option grants will be nonqualified stock options. The price of each option will be set at the fair market value on the date of the grant.

   Performance Shares:  Each grant of stock will be based on Company=s Total
      Shareholder Return (TSR) performance. TSR performance represents stock price appreciation plus dividends reinvested. A performance cycle shall begin effective July 1, 1998 and have a cycle length of two and one-half years, running until January 2, 2001. Subsequent performance cycles begin on January 1 and are three years long. Performance shares will be paid out in Interstate Energy Corporation shares, but will be modified by a performance multiplier which ranges from 0 to 2.00 (see scale below) based on the three-year average of Alliant TSR relative to an investor-owned utility peer group.

   Stock options and performance shares are freestanding; the exercise of stock options would not affect the payout of performance shares and vice versa.

   Performance Multiplier:

    3-yr Total Shareholder        Below 40th     40th        45th        50th        60th        70th        80th        90th
    Return - Percentile           percentile  percentile  percentile  percentile  percentile  percentile  percentile  percentile
    Relative to Peer Group*
    % of Target Value Paid Out        0%         50%         75%         100%        125%        150%        175%        200%

   * Peer Group consists of Investor-Owned Utilities.


   AWARD SIZE:

      Award sizes will be determined by the Compensation and Personnel Committee of the Board of Directors. The number of options granted to each participant under the Program will be based on maintaining a competitive total of compensation level. Recommendations of award size within the stated range will be made by the Chief Executive Officer based on individual participant performance.

      The grants will be based on the following:


                Participant Group              Total LTIP Target Awards Performance Share Stock  Stock Options Target
                                                   (as % of salary)         (as % of salary)       (as % of salary)
    President & CEO, Chairman of the Board &             80%                      60%                     20%
    Vice-Chairman of the Board
    Executive Vice Presidents                            50%                      35%                     15%
    Senior Vice Presidents & Vice Presidents             35%                      25%                     10%
    Assistant Vice Presidents                            30%                      20%                     10%
    Directors & General Managers                         20%                       0%                     20%



   To calculate Performance Share Award:

   Base Salary x (Peer Group Target x Performance Share Target) = Number of
               Market Share Price                             Shares Granted

   To calculate Stock Option Award:

   Base Salary x Stock Option Target   = Number of Stock Options Granted
   Black-Scholes Ratio (10%) x Market Share Price


   VESTING:

      Stock options granted on July 1, 1998 will have a two and one-half year vesting schedule rather than the normal three year vesting schedule with one-third of the stock options granted vesting on January 2, 1999, one-third vesting on January 2, 2000 and the final one-third vesting on January 2, 2001. Stock options granted on or after January 2, 1999 will have the normal three-year vesting schedule, with one-third vesting each year. These stock options will vest 100 percent three years after the date of the grant.

   EXERCISE PERIOD:

      All unexercised options will expire ten years after the date of grant.

   PAYMENT OF AWARDS:

   - Stock options are exercisable up to ten years after the grant date following the vesting period.

   -  Employee can:
      - exercise options with cash
      - exercise options via a stock-for-stock swap
      - use broker loans for cashless exercises, or
      - elect share withholding (similar to share appreciation program).

   - Performance shares will be paid in Interstate Energy Corporation shares as soon as practicable at the end of each performance cycle, but not later than seventy-five days following the end of the performance cycle.

   TERMINATION IN THE CASE OF DEATH, DISABILITY OR RETIREMENT:

      All outstanding options granted to the participant shall immediately vest one hundred percent, and shall remain exercisable at any time prior to their expiration date, or for one year after the date of death or disability or for three years after retirement, whichever period is shorter.

      For all performance shares, the participant shall receive a prorated payout of the performance shares. The prorated payout shall be determined by the committee, in its sole discretion, and shall be based upon the length of time that the participant held the performance shares during the performance period, and shall further be adjusted based on the achievement of the pre-established performance goals.

   TERMINATION OF EMPLOYMENT FOR OTHER REASONS:

      If the employment of a participant shall terminate for any reason other than the reasons set forth (and other than for cause), all options held by the participant which are not vested as of the effective date of employment termination immediately shall be forfeited to the company. However, the committee, in its sole discretion, shall have the right to immediately vest all or any portion of such options, subject to such terms as the committee, in its sole discretion, deems appropriate. All performance shares not paid shall be forfeited by the participant to the company.

      Options which are vested as of the effective date of employment termination may be exercised by the participant within the period beginning on the effective date of employment termination, and ending three (3) months after such date.

     If the employment of a participant shall be terminated by the company for cause, all outstanding options held by the participant shall be forfeited to the company and no additional exercise period shall be allowed, regardless of the vested status of the options.

   INCOME AND TAX CONSIDERATIONS:

      Employee: At exercise, the excess of the stock's fair market value over the option price is taxed as ordinary income and is subject to withholding. At payment, performance shares are taxed as ordinary income.

      At sale, any appreciation occurring after calculation of the exercise tax obligation is taxed as either:
      - a long-term capital gain if the stock is held for more than 18 months, or
      - as a short-term capital gain for stock held for less than 18 months.

      Company: At exercise, deduction allowed for the amount the executive recognizes as taxable income in the year executive is taxed if withholding requirements are met.